Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated August 10, 2015 (including amendments thereto) with respect to the Common Shares, $0.002 par value, of Alpha and Omega Semiconductor Limited. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 10, 2015	Raging Capital Master Fund, Ltd.

	By:	Raging Capital Management, LLC Investment Manager

	By:	/s/ Allan J. Young
		Name:	Allan J. Young
		Title:	Attorney-in-fact for William C. Martin, Managing Member

Raging Capital Management, LLC

By:	/s/ Allan J. Young
	Name:	Allan J. Young
	Title:	Attorney-in-fact for William C. Martin, Managing Member

/s/ Allan J. Young
Allan J. Young as attorney-in-fact for William C. Martin